AllianceBernstein Growth and Income Fund, Inc.

811-00126

77C- Results of Shareholder Meeting

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
the AllianceBernstein Growth and Income
Fund (the Fund) was held on November 5, 2010, and adjourned until December 16, 2010 and January 5, 2011.
At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, and the fifth item of business, changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. With respect to the fourth item of business, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows
(the proposal numbers
shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each
   such Director to serve a term of an
   indefinite duration and until his or
   her successor is duly elected and
   qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		266,230,540	16,256,230
Michael J. Downey	266,505,281	15,981,490
William H. Foulk, Jr.	265,818,189	16,668,581
D. James Guzy		266,361,646	16,125,124
Nancy P. Jacklin	266,443,608	16,043,163
Robert M. Keith		266,652,264	15,834,506
Garry L. Moody		266,743,859	15,742,912
Marshall C. Turner, Jr.	266,378,042	16,108,729
Earl D. Weiner		266,295,436	16,191,334




4.   Approve the amendment and restatement
of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Broker
						Non-Votes

214,370,836	12,701,263	16,317,935	49,960,058



5.   Approve the Amendment of the Funds
fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker
						Non-Votes
200,626,405	13,106,910	15,563,239	53,190,217



ABLegal/AGIF-N-SAR Item 77C -results of shareholder mtg 11/10 ablegal -  2082962 v1